EXHIBIT 2.1

AMENDED AND RESTATED
SHARE OWNING SUBSIDIARIES
RESTRUCTURING AGREEMENT

    AMENDED AND RESTATED SHARE OWNING SUBSIDIARIES RESTRUCTURING AGREEMENT, dated as of June 6, 2001 ("this Agreement") amending and restating a Share Owning Subsidiaries Restructuring Agreement dated as of July 21, 2000 (the "SOS Restructuring Agreement"), by and among SEA CONTAINERS LTD., a Bermuda company ("SCL"), ORIENT-EXPRESS HOTELS LTD., a Bermuda company and a majority-owned subsidiary of SCL ("OEH"), ORIENT-EXPRESS HOLDINGS 1 LTD., a Bermuda company formerly named Sea Containers House Ltd. and an indirect majority-owned subsidiary of SCL and a wholly-owned subsidiary of OEH ("OE Holdings 1"), ORIENT-EXPRESS HOLDINGS 2 LTD., a Bermuda company formerly named The Marine Container Insurance Co. Ltd. and an indirect majority-owned subsidiary of SCL and a wholly-owned subsidiary of OEH ("OE Holdings 2"), ORIENT-EXPRESS HOLDINGS 3 LTD., a Hong Kong company formerly named Sea Containers Asia Ltd. and an indirect majority-owned subsidiary of SCL and a wholly-owned subsidiary of OEH ("OE Holdings 3"), ORIENT-EXPRESS HOLDINGS 4 LTD., a Bermuda company formerly named Sea Containers Holdings Ltd. and an indirect majority-owned subsidiary of SCL and a wholly-owned subsidiary of OEH ("OE Holdings 4", and together with OE Holdings 1, OE Holdings 2 and OE Holdings 3, the "Holding Companies"), and CONTENDER 2 LTD., a Bermuda company and a wholly-owned subsidiary of SCL ("Contender").

RECITALS

    1.  SCL's authorized share capital includes (i) Class A Common Shares (the "SCL Class A Shares"), of which there were 16,882,369 such Shares issued and outstanding as of May 1, 2001 and (ii) Class B Common Shares (the "SCL Class B Shares"), of which there were 14,546,914 such Shares issued and outstanding as of May 1, 2001, of which 12,900,000 SCL Class B Shares are owned as set forth below:

Company	Number of SCL Class B Shares Owned
OE Holdings 1	6,064,000
OE Holdings 2	2,907,000
OE Holdings 3	2,853,000
OE Holdings 4	1,076,000

and OEH's authorized share capital includes (i) Class A Common Shares (the "OEH Class A Shares") of which there are 28,440,601 such Shares issued and outstanding, of which 16,940,601 OEH Class A Shares are owned by SCL, and (ii) Class B Common Shares (the "OEH Class B Shares") of which there are 20,503,877 such Shares issued and outstanding, of which all 20,503,877 OEH Class B Shares are owned by SCL.

    2.  Prior to the OEH IPO (which term is defined in Recital 3 below), SCL transferred to OEH all of its ownership of the Holding Companies, and prior to such transfer, SCL, OEH and the other parties hereto entered into the SOS Restructuring Agreement pursuant to which they made certain agreements regarding the purchase and voting of their SCL Class B Shares and their OEH Class B Shares, and in that regard:

    (a) to the extent that such OEH Class B Shares were not converted into OEH Class A Shares or distributed in the Spinoff (which term is defined in Recital 6 below), SCL gave OE Holdings 1 the option to purchase up to 18,044,478 OEH Class B Shares owned by SCL, and

    (b) the Holding Companies (i) gave Contender the option to purchase up to 12,900,000 SCL Class B Shares owned by the Holding Companies and (ii) agreed to vote up to 12,900,000 SCL Class B Shares owned by the Holding Companies in accordance with the instructions of Contender.

    3.  In anticipation of the OEH IPO, the OEH common shares were recapitalized as OEH Class A Shares and OEH Class B Shares in ratios of approximately 1.4 OEH Class A Share for each outstanding SCL Class A Share and 1.4 OEH Class B Share for each outstanding SCL Class B Share, thereby substantially replicating SCL's common share capitalization. In August 2000, there was an underwritten initial public offering (the "OEH IPO"), in which (a) OEH sold to the public 5,000,000 newly issued OEH Class A Shares and (b) SCL sold to the public an aggregate of 6,500,000 outstanding OEH Class A Shares.

    4.  Prior to the Spinoff, SCL may sell additional OEH Class A Shares and/or OEH Class B Shares in one or more public offerings (collectively, the "Second OEH Public Offering").

    5.  When the Spinoff was first contemplated, it was anticipated that, as a result of the receipt by the Holding Companies of OEH Class B Shares in the Spinoff, the share ownership structure of OEH would be substantially similar to that of SCL. However, as a result of the proposed OEH Class B Share Conversion (which term is defined in Recital 8 below), the Holding Companies are not expected to receive a sufficient number of OEH Class B Shares in the Spinoff, with the result that it may be necessary for SCL to contribute OEH Class B Shares or OEH Class A Shares to one or more of such companies.

    6.  It is expected that SCL will distribute all of the OEH Class A Shares and all of the OEH Class B Shares owned by SCL to the holders of SCL Class A Shares and SCL Class B Shares (the "Spinoff"). It is currently expected that the Spinoff will be accomplished after the Second OEH Public Offering. However, the parties recognize the possibility that the date of the Spinoff may be postponed (or may not occur at all) as the result of the occurrence of unforeseen events or circumstances beyond the control of SCL, which may necessitate postponing or abandoning the Spinoff.

    7.  It is possible that, rather than distributing all of the OEH Class A Shares and OEH Class B Shares that it owns in the Spinoff, SCL may, prior to the Spinoff, distribute OEH Class A Shares and/or OEH Class B Shares to SCL shareholders in one or more dividend distributions (individually, a "Dividend Distribution").

    8.  As a result of SCL's sale of OEH Class A Shares in the OEH IPO (and the expected sale of additional shares in the Second OEH Public Offering), (x) the ratio of (i) the number of OEH Class A Shares held by SCL relative to (ii) the number of SCL Class A Shares outstanding (the "Potential OEH Class A Share Distribution Ratio") is lower than (y) the ratio of (iii) the number of OEH Class B Shares held by SCL relative to (iv) the number of SCL Class B Shares outstanding (the "Potential OEH Class B Share Distribution Ratio"). In order to reduce or eliminate this inequality, the Company may elect to convert some number of the OEH Class B Shares which it owns into OEH Class A Shares (the "OEH Class B Share Conversion").

    9.  The purposes of this Agreement are to set forth the agreements of the parties regarding:

    (i)
    the respective purchase options and the voting rights relating to the SCL Class B Shares held by the Holding Companies;
    (ii)
    the conversion rights and purchase options relating to the OEH Class A Shares and OEH Class B Shares held by SCL;
    (iii)
    the possible conversion by SCL of OEH Class B Shares into OEH Class A Shares in order (w) to reduce or eliminate the inequality between the Potential OEH Class A Share Distribution Ratio and the Potential OEH Class B Share Distribution Ratio; (x) to contribute OEH Class A Shares to the Holding Companies; (y) to effect the Second OEH Public Offering; or (z) to effect a Dividend Distribution;

    (iv)
    the possible contribution by SCL of OEH Class A Shares and/or OEH Class B Shares to the Holding Companies in order to replicate substantially for OEH the share ownership structure of SCL;

    (v)
    the possible sale by SCL of OEH Class A Shares and/or Class B Shares in the Second OEH Public Offering; and

    (vi)
    the possible distribution by SCL of OEH Class A Shares and/or Class B Shares in one or more Dividend Distributions.

    NOW, THEREFORE, in consideration of the mutual premises and covenants set forth below and intending to be legally bound hereby, the parties wish to amend and restate the SOS Restructuring Agreement to provide for the foregoing and agree as follows:

I. GENERAL

    Section 1.1. Voting.  From the date hereof, until the earlier of (a) the consummation of the Spinoff or (b) July 21, 2005, with respect to all matters on which SCL shareholders are entitled to vote, the Holding Companies agree to vote all SCL Class B Shares which they hold, in accordance with the written instructions of Contender, except as provided in Section 8.1(v).

    Section 1.2. Waiver of Dividends and Distributions.  Until the earlier of (a) the consummation of the sales effected upon the exercise of the purchase options granted to Contender pursuant to Section 2 hereof, or (b) July 21, 2005, except with respect to the Spinoff distribution or any Dividend Distribution and except with respect to any stock dividend or stock split, reclassification or other change which would result in an adjustment pursuant to Section 2(f) hereof, the Holding Companies agree to waive all dividends and distributions to which they would otherwise be entitled to receive as the record owners of SCL Class B Shares.

    Section 1.3 Transfer of Holding Companies.  The authorization by the Boards of Directors of SCL, OEH and the Holding Companies of the transfer of the Holding Companies from SCL to OEH and the transfer of the Holding Companies by SCL to OEH pursuant to the terms of the SOS Restructuring Agreement are in all respects approved, ratified and confirmed.

II. CONTENDER PURCHASE OPTIONS

    Section 2. Contender Purchase Options.  At any time between and including (i) the earlier of (x) the Spinoff or (y) July 21, 2002, and (ii) July 21, 2005, Contender shall have the right and options (the "Contender Purchase Options") to purchase up to an aggregate maximum of 12,900,000 SCL Class B Shares (subject to adjustment as set forth in paragraph (f) below) from the Holding Companies, all on the terms and conditions set forth below:

    (a) OE Holdings 1. Contender shall have the right to purchase from OE Holdings 1, for cash, any or all SCL Class B Shares held by OE Holdings 1, up to a maximum of 6,064,000 SCL Class B Shares (subject to adjustment as set forth in paragraph (f) below), at a price of $0.01 per share.

    (b) OE Holdings 2. Contender shall have the right to purchase from OE Holdings 2, for cash, any or all SCL Class B Shares held by OE Holdings 2, up to a maximum of 2,907,000 SCL Class B Shares (subject to adjustment as set forth in paragraph (f) below), at a price of $0.01 per share.

    (c) OE Holdings 3. Contender shall have the right to purchase from OE Holdings 3, for cash, any or all SCL Class B Shares held by OE Holdings 3, up to a maximum of 2,853,000 SCL Class B Shares (subject to adjustment as set forth in paragraph (f) below), at a price of $0.01 per share.

    (d) OE Holdings 4. Contender shall have the right to purchase from OE Holdings 4, for cash, any or all SCL Class B Shares held by OE Holdings 4, up to a maximum of 1,076,000 SCL Class B Shares (subject to adjustment as set forth in paragraph (f) below), at a price of $0.01 per share.

    (e) Contender Purchase Options Closings. If Contender wishes to exercise its option to purchase SCL Class B Shares pursuant to this Section 2, it shall provide the respective Holding Company, as the case may be, a written notice (an "Option Notice") specifying the number of SCL Class B Shares to be purchased and the aggregate purchase price to be paid. The closing of a purchase of shares pursuant to this Section 2 shall take place at the offices of Appleby Spurling & Kempe, or at such other place as the parties shall agree, no later than 30 days after delivery of an Option Notice. At the time of a closing hereunder the purchase price shall be paid in cash and each certificate representing shares to be tendered shall be endorsed for transfer, free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights options, warrants or restrictions or claims of any kind, nature or description, other than set forth in this Agreement.

    (f)  Adjustments for Stock Dividends and Splits, Reclassifications and Mergers. In the event that there shall be a subdivision or combination of the outstanding shares of SCL Class B Shares into a greater or smaller number of shares (whether by stock dividend, stock split, reverse stock split or otherwise), the number of SCL Class B Shares subject to the purchase options set forth herein, and the purchase price for each such share, shall be proportionately adjusted. In the event of a reclassification or change in the outstanding SCL Class B Shares, or any consolidation or merger to which SCL is a party (except a merger which does not result in any reclassification or change in the outstanding SCL Class B Shares), or in the case of any sale or conveyance to another person or entity of all or substantially all of the assets of SCL for shares or securities of another entity or corporation, then and in each such event Contender shall have the right to purchase from the respective Holding Company, as the case may be, the same kind and amount of shares and other securities of such other entity or corporation which were received by the holders of SCL Class B Shares upon any such reclassification, or merger, and the exercise price of the purchase option shall be appropriately adjusted.

III. OE HOLDINGS 1 PURCHASE OPTION IF SPINOFF DOES NOT OCCUR

    Section 3. OE Holdings 1 Purchase Option.  (a) If the Spinoff does not occur, then at any time between and including (i) July 21, 2002 and (ii) July 21, 2005, OE Holdings 1 shall have the right and option (the "OE Holdings 1 Purchase Option") to purchase, for cash, up to an aggregate maximum of 18,044,478 OEH Class B Shares (as well as any OEH Class A Shares into which any such OEH Class B Shares may have been converted) (subject to adjustment as set forth in paragraph (c) below) from SCL, at a price of $0.01 per share.

    (b) OE Holdings 1 Purchase Option Closing. If OE Holdings 1 wishes to exercise its option to purchase OEH Class A Shares and/or OEH Class B Shares pursuant to this Section 3, it shall provide SCL a written notice (an "Option Notice") specifying the number of OEH Class A Shares and/or OEH Class B Shares to be purchased and the aggregate purchase price to be paid. The closing of a purchase of shares pursuant to this Section 3 shall take place at the offices of Appleby Spurling & Kempe, or at such other place as the parties shall agree, no later than 30 days after delivery of an Option Notice. At the time of a closing hereunder the purchase price shall be paid in cash and each certificate representing shares to be tendered shall be endorsed for transfer, free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights options, warrants or restrictions or claims of any kind, nature or description, other than set forth in this Agreement.

    (c) Adjustments for Stock Dividends and Splits, Reclassifications and Mergers. In the event that there shall be a subdivision or combination of the outstanding shares of OEH Class A Shares or OEH Class B Shares into a greater or smaller number of shares (whether by stock dividend, stock split, reverse stock split or otherwise), the number of OEH Class A Shares or OEH Class B Shares, as the case may be, subject to the purchase option set forth herein, and the purchase price for each such share, shall be proportionately adjusted. In the event of a reclassification or change in the outstanding OEH Class A Shares or OEH Class B Shares, or any consolidation or merger to which OEH is a party (except a merger which does not result in any reclassification or change in the outstanding OEH Class A Shares or OEH Class B Shares), or in the case of any sale or conveyance to another person or entity of all or substantially all of the assets of OEH for shares or securities of another entity or corporation, then and in each such event OE Holdings 1 shall have the right to purchase from SCL the same kind and amount of shares and other securities of such other entity or corporation which were received by the holders of OEH Class A Shares or OEH Class B Shares, as the case may be, upon any such reclassification, or merger, and the exercise price of the purchase option shall be appropriately adjusted.

IV. CONVERSION OF OEH CLASS B SHARES

    Section 4.  As more fully described in Recital 8, the Potential OEH Class A Share Distribution Ratio is currently lower than the Potential OEH Class B Share Distribution Ratio. Accordingly, in order to reduce or eliminate this disparity, the parties agree that, notwithstanding any other provision of this Agreement, SCL is hereby authorized to convert into an equal number of OEH Class A Shares, such number of OEH Class B Shares as the Board of Directors of SCL may, in its sole discretion, deem appropriate. To the extent that such conversion relates to any OEH Class B Shares subject to the OE Holdings 1 Purchase Option, as set forth in Section 3 of this Agreement, the OE Holdings 1 Purchase Option shall apply to the OEH Class A Shares received by SCL upon such conversion, with the same force and effect that such purchase option applied to the OEH Class B Shares converted.

V. CONTRIBUTION OF OEH SHARES BY SCL

    Section 5.  As more fully described in Recital 5, it was anticipated that the share ownership structure of OEH would be substantially similar to that of SCL. Accordingly, in order to assure that the Holding Companies receive a sufficient number of OEH Class B Shares and/or OEH Class A Shares to replicate substantially the share ownership structure of SCL, the parties agree that, notwithstanding any other provision of this Agreement, SCL is hereby authorized to contribute, to one or more of the Holding Companies, such number of OEH Class B Shares and/or OEH Class A Shares as the Board of Directors of SCL may, in its sole discretion, deem appropriate. Upon any such contribution, the OE Holdings 1 Purchase Option, as set forth in Section 3 of this Agreement, shall automatically be reduced by the number of OEH Class B Shares and OEH Class A Shares so contributed.

VI. SECOND OEH PUBLIC OFFERING

    Section 6.  As contemplated by Recital 4, SCL may elect to sell additional shares in a Second OEH Public Offering. Accordingly, the parties agree that, notwithstanding any other provision of this Agreement, SCL is hereby authorized to sell additional shares in the Second OEH Public Offering, such sale involving such numbers of OEH Class A Shares and/or OEH Class B Shares as the Board of Directors of SCL may, in its sole discretion, deem appropriate. Notwithstanding any such sale, the number of shares subject to the OE Holdings 1 Purchase Option, as set forth in Section 3 of this Agreement, shall not be reduced.

VII. DIVIDEND DISTRIBUTIONS

    Section 7.  As contemplated by Recital 7, SCL may elect to make one or more Dividend Distributions. Accordingly, the parties agree that, notwithstanding any other provision of this Agreement, SCL is hereby authorized to make one or more Dividend Distributions involving such numbers of OEH Class A Shares and/or OEH Class B Shares as the Board of Directors of SCL may, in its sole discretion, deem appropriate. Upon any such Dividend Distribution, the OE Holdings 1 Purchase Option, as set forth in Section 3 of this Agreement, shall automatically be reduced by the number of OEH Class A Shares and/or OEH Class B Shares as have been distributed to the Holding Companies in any such Dividend Distribution.

VIII. REPRESENTATIONS, WARRANTIES AND COVENANTS.

    Section 8.1. Representations, Warranties and Covenants of the Holding Companies.  Each of the Holding Companies represents, warrants and covenants that:

  (i)
  this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

  (ii)
  the execution, delivery and performance by it of this Agreement will not conflict with, require any consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which it is bound;

  (iii)
  the execution, delivery and performance of this Agreement by it and all transactions contemplated hereby have been duly authorized by all necessary corporate action on its part;

  (iv)
  it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement;

  (v)
  with respect to all matters on which the holders of SCL Class B Shares are entitled to vote at the SCL Shareholder Meetings (as defined in Section 8.4 below), it covenants and agrees to vote all of the SCL Class B Shares held by it in favor of the Spinoff Proposals (as defined in Section 8.4 below);

  (vi)
  it covenants and agrees that, until July 21, 2005, it will not sell, transfer, pledge, hypothecate, encumber, assign, tender, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, voting, tender or other disposition of the SCL Class B Shares owned by it or any interest therein, except as contemplated pursuant to this Agreement; and

  (vii)
  OE Holdings 1 covenants that in the event that it has not previously exercised the OE Holdings 1 Purchase Option, it will do so in full on July 21, 2005.

    The representations, warranties and covenants contained herein shall be made as of the date hereof and as of the closings of each of the Contender Purchase Options.

    Section 8.2. Representations, Warranties and Covenants of SCL.  SCL represents, warrants and covenants that:

  (i)
  this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

  (ii)
  the execution, delivery and performance by it of this Agreement will not conflict with, require any consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which it is bound;

  (iii)
  the execution, delivery and performance of this Agreement by it and all transactions contemplated hereby have been duly authorized by all necessary corporate action on its part;

  (iv)
  it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement; and

  (v)
  it covenants and agrees that, until July 21, 2005, it will not sell, transfer, pledge, hypothecate, encumber, assign, tender, or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, voting, tender or other disposition of 18,044,478 of the OEH Class B Shares owned by it or any interest therein, except for conversions of such shares into OEH Class A Shares and except as contemplated pursuant to this Agreement.

    The representations, warranties and covenants contained herein shall be made as of the date hereof and as of the closing of the OE Holdings 1 Purchase Option.

    Section 8.3. Representations, Warranties and Covenants of Contender.  Contender represents, warrants and covenants that:

  (i)
  this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

  (ii)
  the execution, delivery and performance by it of this Agreement will not conflict with, require any consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which it is bound;

  (iii)
  the execution, delivery and performance of this Agreement by it and all transactions contemplated hereby have been duly authorized by all necessary corporate action on its part;

  (iv)
  it has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement; and

  (v)
  Contender covenants and agrees that it will exercise the Contender Purchase Options in full either (i) immediately upon the Spinoff occurring or (ii) if the Spinoff does not occur, no later than July 21, 2005.

    Section 8.4. SCL Shareholder Meetings.  SCL intends to convene meetings of the holders of SCL Class A Shares and SCL Class B Shares (the "SCL Shareholder Meetings") to seek shareholder approval of certain corporate actions in connection with the Spinoff (the "Spinoff Proposals"), including, without limitation:

  (i)
  the approval of alterations of the rights of holders of SCL Class A Shares and SCL Class B Shares set forth in Schedules 1 and 2 to SCL's Bye-Laws (relating to the rights and restrictions attaching to SCL Class B Shares and SCL Class A Shares, respectively); and

  (ii)
  the approval of this Agreement.

    Section 8.5. Covenants of SCL and OEH.  Each of SCL and OEH covenants and agrees to cause Contender and the Holding Companies to take all necessary corporate actions to consummate the transactions contemplated by this Agreement.

IX. MISCELLANEOUS

    Section 9.1. Amendments.  The parties acknowledge that it may be necessary or desirable to amend this Agreement to reflect changes resulting from future events, and the parties agree that this Agreement may be amended if, and to the extent that, any such amendment is authorized pursuant to a resolution adopted by the Board of Directors of each of the parties hereto, and no amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by each party hereto, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

    Section 9.2. Notices.  Any notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by telecopier or by registered or certified mail, postage paid, addressed to the respective parties as follows:

If to SCL: Sea Containers Ltd. 41 Cedar Avenue P.O. Box HM 1179 Hamilton, Bermuda HMEX Attention: Secretary Telecopier No.: 441-292-8666	If to OEH: Orient-Express Hotels Ltd. 41 Cedar Avenue P.O. Box HM 1179 Hamilton, Bermuda HMEX Attention: Secretary Telecopier No.: 441-292-8666
If to OE Holdings 1: Orient-Express Holdings 1 Ltd. 41 Cedar Avenue P.O. Box HM 1179 Hamilton, Bermuda HMEX Attention: Secretary Telecopier No.: 441-292-8666	If to OE Holdings 2: Orient-Express Holdings 2 Ltd. 41 Cedar Avenue P.O. Box HM 1179 Hamilton, Bermuda HMEX Attention: Secretary Telecopier No.: 441-292-8666
If to OE Holdings 3: Orient-Express Holdings 3 Ltd. c/o Orient-Express Holdings 1 Ltd. 41 Cedar Avenue P.O. Box HM 1179 Hamilton, Bermuda HMEX Attention: Secretary Telecopier No.: 441-292-8666	If to OE Holdings 4: Orient-Express Holdings 4 Ltd. 41 Cedar Avenue P.O. Box HM 1179 Hamilton, Bermuda HMEX Attention: Secretary Telecopier No.: 441-292-8666
If to Contender: Contender 2 Ltd. 41 Cedar Avenue P.O. Box HM 1179 Hamilton, Bermuda HMEX Attention: Secretary Telecopier No.: 441-292-8666

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

    Section 9.3. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws of the Islands of Bermuda.

    Section 9.4. Submission to Jurisdiction.  If any party shall have the right to seek recourse to a court with respect to any dispute arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, then any action or proceeding in respect of any such dispute shall be brought exclusively in the Courts of the Islands of Bermuda.

    Section 9.5. Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches, or threatened breaches, of the provisions of this Agreement and to enforce specifically this Agreement.

    Section 9.6. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives, executors, heirs and permitted assigns.

    Section 9.7. Headings.  The Section headings herein are for convenience of reference only and shall not affect the construction hereof.

    Section 9.8. Entire Agreement.  This Agreement, including any annexes, appendices, exhibits, and schedules hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations, covenants, agreements, representations, warranties, undertakings, and understandings, written or oral, and all course of conduct and dealing between the parties hereto, with respect to the subject matter hereof.

    Section 9.9. Severability.  If any term or other provision hereof is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part by reason of any applicable law or public policy, and such determination becomes final and nonappealable, such term or other provision shall remain in full force and effect to the fullest extent permitted by law, and all other terms and provisions hereof shall remain in full force and effect in their entirety.

    Section 9.10. Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

    IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date and year first above written.

SEA CONTAINERS LTD.		ORIENT-EXPRESS HOTELS LTD.
By:	/s/ D. O'SULLIVAN	By:	/s/ J.G. STRUTHERS
	Name: Daniel J. O'Sullivan		Name: James G. Struthers
	Title: Senior Vice President and Chief Financial Officer		Title: Vice President—Finance and Chief Financial Officer
ORIENT-EXPRESS HOLDINGS 1 LTD.		ORIENT-EXPRESS HOLDINGS 2 LTD.
By:	/s/ D. O'SULLIVAN	By:	/s/ D. O'SULLIVAN
	Name: Daniel J. O'Sullivan		Name: Daniel J. O'Sullivan
	Title: Director		Title: Director
ORIENT-EXPRESS HOLDINGS 3 LTD.		ORIENT-EXPRESS HOLDINGS 4 LTD.
By:	/s/ D. O'SULLIVAN	By:	/s/ D. O'SULLIVAN
	Name: Daniel J. O'Sullivan		Name: Daniel J. O'Sullivan
	Title: Director		Title: Director
CONTENDER 2 LTD.
By:	/s/ DAVID COLLINS
Name: David B. Collins
Title: Director